EXHIBIT 23.4

Montgomery Coscia Greilich LLP
Certified Public Accountants
2701 Dallas Parkway, Suite 300
Plano, Texas 75093
972.378.0400 p
972.378.0416 f

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ABC Funding, Inc.
Houston, Texas

We consent to the inclusion in this Form S-1 of ABC Funding, Inc. (the “Company”), initially filed with the Securities and Exchange Commission on or about December 1, 2008, of our report dated May 8, 2008, relating to the balance sheets of Voyager Gas Corporation as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholder’s equity and cash flows for the years then ended.

/s/  Montgomery Coscia Greilich LLP
Montgomery Coscia Greilich LLP
Plano, Texas
December 1, 2008